malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

September 26, 2018

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of BlockHold Capital Corporation to be filed with the Securities and Exchange Commission on or about September 26, 2018. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Malone Bailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas